Exhibit 10.8

Arista Networks, Inc

5470 Great America Pkwy

Santa Clara, CA 95054

Charles Giancarlo

[home address]

March 27, 2013

Dear Charlie:

Arista Networks, Inc. (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”) effective upon formal approval by the Board. What follows is information on some of the benefits available to you as a director of the Company (a “Director”).

As compensation for your services to the Company, you will be granted a stock option to purchase 30,000 shares of Arista Networks Inc common stock, which will vest over 5 years at the rate of 1/60 each month, subject to your continued service as a Director of the Company on the applicable vesting date. If the Company were to get acquired, 50% of your unvested shares will fully vest. The stock option is subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan and grant agreements, which are incorporated herein by reference.

The Company will also reimburse you for all reasonable expenses incurred by you in connection with your services to the Company. All reimbursements are in accordance with established Company policies.

Board meetings are generally held on site at the Company quarterly and we would hope that your schedule would permit you to attend all of the meetings. In addition, there may be telephonic calls to address special projects that arise from time to time. The Board has also delegated certain duties to committees on which you may be asked to serve.

Nothing in this offer or the stock option agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

This letter sets forth the terms of your service as a Director with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both copies and and returning the original letter to me.

Charlie: I am looking forward to you joining the Company’s Board of Directors. I believe you will make a significant contribution to the Company and its future direction.

Sincerely,

 /s/ Andreas Bechtolsheim

Andreas Bechtolsheim, Chairman

ACCEPTED AND AGREED TO, this 30th day of March 2013

/s/ Charles Giancarlo
Charles Giancarlo